Exhibit 10.2


  NON-QUALIFIED RETIREMENT PLAN FOR DIRECTORS OF PEOPLES STATE BANK


     1. A director who had served the Bank as a director for 15 years or more shall, upon retirement as a director on or before of December 31, 2000, be paid a retirement payment quarterly in an amount equal to one-twentieth of 50% of his total directors' compensation during the five years immediately preceding retirement as such director, such quarterly payment to be made for a period of five years following his retirement; provided, however, that in the event of the death of such director prior to the expiration of said five year period, the balance of said payments shall be paid either in one lump sum, or in payments to his estate, at the discretion of the Board of Directors.

     2. Each director who had served the Bank as a director for 15 years or more on December 31, 2000, but whose service terminates after that date, and each director who had served the Bank as a director for fewer than 15 years as of December 31, 2000 shall be entitled to receive his accrued benefit as of December 31, 2000 in one or more installments payable in 2001 or 2002, as elected by the director with the consent of the Board. The accrued benefit of directors who had not completed 15 years of service on December 31, 2000 shall determined on a pro rata basis computed by the number of months served divided by 180.